Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. The audit report covering the December 31, 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/    KPMG LLP

Seattle, WA

October 18th, 2007